EXHIBIT 99

Date:	July 24, 2008
Subject:	Baldor Electric Company Announces
2nd Quarter and YTD 2008 Results and Discussion
Page:	1 of 3

Fort Smith, Arkansas – Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures industrial electric motors, mechanical power transmission products, drives, and generators and is based in Fort Smith, Arkansas. Today, Baldor announced unaudited results for the second quarter and year-to-date 2008.

	2nd Quarter		% Chg	Year-To-Date		% Chg
	2008	2007		2008	2007
(in thousands except per share data)	Jun 28, 2008	Jun 30, 2007		Jun 28, 2008	Jun 30, 2007
Net sales	$503,973	$491,615	3%	$974,499	$887,309	10%
Cost of sales	351,127	341,531		677,929	623,663

Gross profit	152,846	150,084	2%	296,570	263,646	12%
SG&A	83,920	81,081		160,992	142,403

Operating profit	68,926	69,003	0%	135,578	121,243	12%
Other income (expense), net	1,603	773		1,604	1,670
Interest expense	(24,630)	(30,385)		(51,222)	(50,913)

Income before income taxes	45,899	39,391	17%	85,960	72,000	19%
Income taxes	16,527	14,179		30,949	25,920

Net income	$29,372	$25,212	17%	$55,011	$46,080	19%

Net earnings per share – diluted	$0.63	$0.54	17%	$1.19	$1.04	14%
Dividends per share	$0.17	$0.17	0%	$0.34	$0.34	0%

Avg shares outstanding – diluted	46,453	46,566		46,241	44,110

John McFarland, Chairman and CEO, commented on the Company’s results, “We are pleased to announce record sales, net income and diluted earnings per share for the 2nd quarter. Sales increased to $504.0 million, net income to $29.4 million and diluted earnings per share to $0.63. Even though US economic conditions seem uncertain, our incoming orders remain solid.”

“One disappointment during the quarter was the rate of inflation in the cost of materials we buy. Costs accelerated for many purchases, particularly steel, copper, cast iron and transportation, at a much faster rate than we expected. To offset these higher costs, we raised prices 5-8% across our entire product line on July 13.”

“We continue to aggressively reduce our debt balance. During the 2nd quarter, we reduced bank debt by $40 million. Since the acquisition of Reliance Electric Company 15 months ago, we have reduced our bank debt by a total of $236 million.”

SELECTED FINANCIAL DATA (preliminary, unaudited)

	2nd Qtr	1st Qtr
	2008	2008
(in thousands)	Jun 28, 2008	Mar 29, 2008
Cash	$26,622	$33,103
Trade receivables – net	325,340	314,449
Inventories	324,886	316,605

Total Assets	2,483,515	2,848,448
Total Debt	1,316,656	1,356,586
Shareholders’ Equity	865,994	835,162

	Year-To-Date
	2008	2007
(in thousands)	Jun 28, 2008	Jun 30, 2007
Cash flows from operations	$71,559	$112,024
Depr and amortization	38,963	34,695
Capital expenditures	14,645	18,628
Dividends	15,668	15,574
Depr and amortization from purchase accounting	12,404	9,599

Date:	July 24, 2008
Subject:	Baldor Electric Company Announces 2nd Quarter & YTD 2008 Results and Discussion
Page:	2 of 3

Following are answers to questions recently asked by shareholders.

Q… How was business during the quarter?

	Net Sales in Millions $	As a % of Total Sales	Net Sales Chg % Q208 v Q207
Motors	$327,593	65%	5%
Power Transmission	140,641	28%	6%
Drives *	22,375	4%	-2%
Generators	13,364	3%	6%

International Sales	85,012	17%	10%

2nd quarter 2007 sales included $12.4 million of motor repair business which was sold during that quarter. Excluding that business, comparable sales for the quarter were up 5%.

Domestic sales to new equipment manufacturers increased 6% and sales to distributors increased 2% compared to 2 nd quarter 2007. We saw sales growth in basic industrial applications such as pumps, compressors, fans and blowers as well as mining, material handling and agricultural end markets. Sales of Super-E® premium efficient motors grew at more than 25% during the quarter.

Incoming orders have been consistent throughout the second quarter and into the third. Our backlog of unshipped orders is solid at more than $235 million.

*	To be consistent with industry standards, we now include only electronic controls, linear motors and servo motors in our definition of drives.

Q… Are you seeing strength in your international business?

Yes, our international sales grew by over 10% this quarter compared to last year. The regions with strongest sales growth were Asia Pacific and Latin America. During the quarter we completed the expansion of our Shanghai manufacturing facility. Products from this facility are sold to customers in the Asia Pacific region. Sales of these products have a compounded annual growth rate of 20% for the past four years.

Q… How are you being affected by the rapid increase in material costs?

Material costs increased this quarter at a pace we haven’t seen in decades. While we made good progress in productivity and efficiency improvements in our plants, that progress was more than offset by increases in materials such as steel, copper and cast iron. Our gross margin was slightly less than the same quarter one year ago because of the rapid increase in material costs.

Additionally, we saw a large increase in the cost of outgoing transportation during the quarter. This increase had a negative effect on selling expenses.

As a result, we raised prices on July 13, 2008, 5-8% across our entire product line. We believe this price increase will cover our increased costs for the near future. However, if material and transportation costs continue to rise, we will take further action.

Q… How were cash flows from operations?

Cash flows from operations were $71.6 million for the first half of the year compared to $112.0 million one year ago. This decrease was due primarily to increased receivables and the timing of tax payments. Cash flows during the quarter allowed us to reduce bank debt by $40 million.

Date:	July 24, 2008
Subject:	Baldor Electric Company Announces 2nd Quarter & YTD 2008 Results and Discussion
Page:	3 of 3

Q… How are your inventory levels now?

The availability of our finished goods inventory has improved, particularly for motors rated less than 15 horsepower. We have also been able to reduce our lead times in two of our largest motor plants. We continue to focus on reducing lead times and increasing inventory availability for our customers.

Q… Are you still on target to meet your debt reduction goal of $125 million for 2008?

Yes, we continue to believe we will reach our goal. During the first half of the year, we reduced our bank debt by $60 million. Less debt and lower interest rates resulted in interest expense that was nearly $6 million less this quarter than the same quarter one year ago.

Q… How do you feel about sales during the second half of the year?

We expect sales to increase at a mid-single digit rate during the balance of the year compared to the same period for 2007.

Q … When will you provide your next update?

We will hold a conference call on Friday, July 25, 2008, at 10:00 a.m. central time. Participants may listen to the discussion through the Company’s website at www.baldor.com/investors or by calling 877-440-5785. A replay will be available through August 1, 2008 and can be accessed by calling 888-203-1112 (passcode 9949539).

During the third quarter, Baldor will participate in numerous conferences, including:

•	The Hodges Capital Management Investment Forum in Dallas, TX, on September 4, 2008

•	The Sidoti Institutional Investor Forum in San Francisco, CA on September 8, 2008

•	The UBS Best of Americas Conference in London, England, on September 11, 2008

•	The Sterne Agee Best Ideas Conference in Milwaukee, WI on September 17, 2008

Forward Looking Statement

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements contained in this document (including “estimate”, “believe”, “will”, “intend”, “expect”, “may”, “could”, “future”, “susceptible”, “unforeseen”, “anticipate”, “would”, “subject to”, “depend”, “uncertainties”, “predict”, “can”, “expectations”, “if”, “unpredictable”, “unknown”, “pending”, “assumes”, “continued”, “ongoing”, “assumption” or any grammatical forms of these words or other similar words) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with the Company’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.

For more information contact:

John McFarland	Chairman & CEO	Phone:	479-648-5769
Ron Tucker	President & COO	Fax:	479-648-5701
Tracy Long	Vice President Investor Relations	Email:	Investorinfo@baldor.com